SECURITIES AND EXCHANGE COMMISSION

                           Washington, DC 20549

                              FORM 8-K

                          CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report:  February 29, 2000

               LEXINGTON GLOBAL ASSET MANAGERS, INC.

State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization                     Identification No.)

DELAWARE                                     22-3395036

LEXINGTON GLOBAL ASSET MANAGERS, INC.
PARK 80 WEST PLAZA TWO
SADDLE BROOK, NJ 07663

(201)845-7300

























Item 5.  Other Events

On February 29, 2000, the registrant announced that the Company has signed a definitive agreement for ReliaStar Financial Corp. to acquire the Company in a stock-and-cash transaction valued at $47.5 million.

The definitive agreement provides for the purchase price valued at $47.5 million to be allocated in terms of one-third cash and two-thirds in shares of ReliaStar common stock. Upon closing of the acquisition, Company shareholders will be entitled to 0.231 shares of ReliaStar common stock and $3.306 in cash in exhange for each share of Company common stock they hold.

Completion of the acquisition is subject to normal closing conditions, including approval by Lexington's shareholders, fund trustees/directors and fund shareholders, and various regulatory approvals. The transaction is expected to close in the second quarter of 2000. ReliaStar said it expects the transaction to be modestly accretive to earnings in the 12 months following the close of the acquisition.


LEXINGTON GLOBAL ASSET MANAGERS, INC.

By: /s/ Richard M. Hisey
________________________

RICHARD M. HISEY
EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
Date:  2/2/00

Exhibit No. 99 Other

ReliaStar to Acquire  Lexington Global Asset Managers,  Inc.

Deal Strengthens  International Money  Management  Capabilities

MINNEAPOLIS, Feb. 29 /PRNewswire/ -- ReliaStar Financial Corp. (NYSE: RLR) and Lexington Global Asset Managers, Inc. (Nasdaq: LGAM) announced today that the two companies have signed a definitive agreement for ReliaStar to acquire the New Jersey-based asset management and mutual fund company in a stock-and-cash transaction valued at $47.5 million.

The definitive agreement provides for the purchase price to be allocated in terms of one-third cash and two-thirds in shares of ReliaStar common stock.

Completion of the acquisition is subject to normal closing conditions, including approval by Lexington's shareholders, fund trustees/directors and fund shareholders, and various regulatory approvals. The transaction is expected to close in the second quarter of 2000. ReliaStar said it expects the transaction to be modestly accretive to earnings in the 12 months following the close of the acquisition.

"This acquisition enhances our product line and internal asset management capabilities, adds assets and provides economies of scale," said John G. Turner, ReliaStar chairman and chief executive officer. "Adding Lexington to our existing Pilgram mutual fund operation supports our stepped-up focus on gathering and managing assets. We're already seeing significant results from the integration of our Northstar mutual fund operation with Pilgrim's last fall, and this transaction represents another step to build on that success."

In October 1999, ReliaStar acquired Pilgrim Capital Corp., an asset management and mutual fund company based in Phoenix, folding its existing Northstar mutual fund operation into Pilgrim's.

"The Lexington acquisition comes at a time when we're experiencing a dramatic increase in sales within our mutual fund operation," said Robert Stallings, Pilgrim chairman and chief executive officer. "Since last September, we've seen sales growth far exceeding our original sales objectives. We're excited to build on this momentum by adding a strong, experienced fund management team that enhances and expands our portfolio management capabilities."

Lexington Global Asset Managers, Inc. is a publicly owned company, and its common stock trades under the symbol LGAM on the Nasdaq National Market System. Lexington offers, through its subsidiaries, a variety of asset management and related services to retail investors, institutions and individuals. The Lexington family of mutual funds consists of 13 funds, including several international equity funds. Lexington has approximately $3.6 billion in total assets under management.

"We are enthusiastic about this business combination," said Robert DeMichele, Lexington president and chief executive officer. "It is an outstanding deal for our shareholders, and it provides Lexington with the size to compete effectively. A combination with Pilgram will allow Lexington to expand its mutual fund, institutional, private account and wrap fee business. It also gives Lexington mutual fund shareholder access to a broad range of mutual fund products with outstanding performance."

Lexington will become part of ReliaStar subsidiary, Pilgrim Capital Corp., which manages, markets and distributes open- and closed-end mutual funds and structured finance products. After the two companies are combined, total assets under management will be approximately $20 billion.

Putnam, Lovell, de Guardiola & Thornton, Inc. acted as the financial advisors to Lexington in the transaction.

ReliaStar Financial Corp. is a Minneapolis-based holding company through its subsidiaries offer individuals and institutions life insurance and annuities, employee benefits products and services, life and health reinsurance, retirement plans, mutual funds, bank products and personal finance education. Based on revenues, ReliaStar Financial is the eighth largest publicly held life insurance holding company in the United States, and its subsidiaries have $35.5 billion in assets under management and life insurance in force of $327.7 billion.

All statements in the report relative to markets for the Company's products and trends in the Company's operations or financial results, as well as other statements including words such as "anticipate" "believe," "expect," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statement. Such factors include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect the Company's ability to sell its products, the market value of the Company's investments and the lapse rate and profitability of the Company's policies; the Company's ability to achieve anticipated levels of operating efficiencies; mortality and morbidity; changes in federal income tax laws that may affect the relative tax advantages of some of the Company's product; and regulatory changes or actions, including those relating to regulation of financial services affecting bank sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of insurance products.